Exhibit 5.1

29 June 2017	Matter No: 357032 Doc Ref: Legal – 12674853.3
XLIT Ltd. O’Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda	+1 345 814 7352 charlie.pywell@conyersdill.com

Dear Sirs

XLIT Ltd.

We have acted as special Cayman Islands legal counsel to XLIT Ltd., an exempted company incorporated in the Cayman Islands (the “Company”) in connection with the Registration Statement on Form S-3ASR (Registration No. 333-199842) and Post-Effective Amendment No. 1 thereto of the Company and XL Group Ltd, a Bermuda exempted company (the “Guarantor”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 25, 2016 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the issue of €500,000,000 Fixed to Floating Rate Subordinated Notes due 2047 (the “Notes”) by the Company, the payment of principal, premium, if any, and interest on which is fully and unconditionally guaranteed (the “Guarantee”, and the Guarantee together with the Notes, the “Securities”) by the Guarantor and the registration of the Securities under the U.S. Securities Act of 1933, as amended (the “Act”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Registration Statement;

(ii)	an executed copy of the indenture dated as of March 30, 2015 among the Company, XL Group plc, an Irish public limited company (the “Original Guarantor”), and Wells Fargo Bank, National Association as trustee (the

“Trustee”), as supplemented by (i) the first supplemental indenture thereto dated as of March 30, 2015, among the Company, the Original Guarantor and the Trustee, (ii) the second supplemental indenture thereto dated as of July 25, 2016, among the Company, the Guarantor, the Original Guarantor and the Trustee, (iii) the third supplemental indenture thereto dated as of August 3, 2016, among the Company, the Guarantor, the Original Guarantor and the Trustee and (iv) the fourth supplemental indenture thereto, dated as of June 29, 2017, among the Company, the Guarantor and the Trustee (collectively, the “Indenture”); and

(iii)	a copy of the global certificate representing the Notes, executed by the Company and delivered to the Trustee for authentication and delivery (the “Global Note”).

The documents listed in items (ii) and (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association of the Company adopted by special resolution dated 8 November 2011 and the articles of association of the Company adopted by special resolution on 4 August 2016 (together, the “Constitutional Documents”), a certificate of the secretary of the Company dated 30 March 2015 containing certified extracts of resolutions passed at a meeting of the directors of the Company held on 19 February 2015 and a certificate of the assistant secretary of the Company dated 2 June 2017 containing certified extracts of resolutions passed at a meeting of the directors of the Company held on 31 May 2017 (together, the “Resolutions”), a certificate of good standing issued by the Registrar of Companies in the Cayman Islands (the “Registrar”) in relation to the Company (the “Certificate of Good Standing”) on 28 June 2017 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that the Constitutional Documents reviewed by us remain in full force and effect and have not been amended, (c) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (d) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the applicable Documents, (e) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (f) the due authentication of the Global Note by the Trustee, (g) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (h) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded, amended or supplemented, (i) that where any act is required to be performed by the Company under any of the Documents, it will be performed in accordance with applicable Cayman Islands law, (j) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (k) the validity, enforceability and binding effect under the laws of the jurisdictions expressed to govern the Documents (the “Foreign Laws”) of the Documents in accordance with their respective terms, (l) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Indenture to the jurisdiction of the United States District Court for the Southern District of New York and any New York state court sitting in the Borough of Manhattan in New York City (the “Foreign Courts”), and (m) that on the date of entering into the Documents the Company is, and after entering into the Documents will be, able to pay its liabilities as they become due.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of those Documents simultaneously underway against the Company in another jurisdiction.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We note that it is contemplated that certain of the Documents will be dated “as of” a certain date.  Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date “as of” which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, take effect only from the actual date of execution and delivery.

Any provision of a document governed by Cayman Islands law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely to and for the benefit and use of the Company in connection with the issuance of the Securities and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (2016 Revision) of the Cayman Islands (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar has no knowledge that the Company is in default under the Law.

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents and the Company has taken all corporate action required to authorise its execution and delivery of, and the performance of its obligations under, the Documents.

3.	The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands.

4.	The Documents have been duly executed and delivered on behalf of the Company.

5.	When duly authenticated by the Trustee and delivered by or on behalf of the Company, as contemplated by the Registration Statement and in accordance with the Indenture, the Global Note will constitute a valid, binding and enforceable obligation of the Company under the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the preliminary prospectus and prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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